Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) is made as of the first day of January, 2012 by and between FuelCell Energy, Inc. (the “Corporation”) and Arthur Bottone (“Executive”) (each of the Corporation and the Executive are referred to herein as a “Party” and collectively as the “Parties”).

WHEREAS, the Parties entered into that certain Employment Agreement dated February 8, 2011 (the “Employment Agreement”) pursuant to which the Corporation promoted the Executive to the position of President and Chief Executive Officer; and

WHEREAS, the Parties desire to amend certain terms of the Employment Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

1. TERMS. Terms not defined herein shall have the meaning as set forth in the Employment Agreement.

2. BASE SALARY. The first sentence in Section 4. a. of the Employment Agreement is amended by deleting the word “initial” and deleting the number “$340,000” and replacing it with “$366,200.”

3. BONUS. Section 4. b. of the Employment Agreement is deleted in its entirety and replaced with the following: “Provided Executive first meets the Corporation’s expectations for his performance during the Employment Term and remains employed on the date of payment, commencing with fiscal year 2012, Executive shall be eligible for a target bonus equal to ninety percent (90%) of his base salary as determined and approved by the Board based upon Executive’s achievements in meeting his performance goals and those of the Corporation for its most recently ended fiscal year. The Board will endeavor to establish goals in the first quarter of any subsequent year. The Board shall establish performance goals for the bonus award, including performance criteria, target and maximum amounts payable, and any other terms and conditions, including, if applicable, the provisions of Section 162(m) of the Internal Revenue Code. Any such bonus may be payable in cash, stock options, and or restricted stock upon such terms and conditions as determined by the Board. The Corporation shall pay any such bonus by the end of the first quarter of the following fiscal year. Should Executive no longer be employed by the Corporation on the date such bonus is paid due to either a termination for Cause by the Corporation or a termination by Executive without Good Reason, such bonus shall be forfeited. The payment of any bonus in a year must not be construed as requiring the payment of a bonus in any other year.

Executive hereby acknowledges that his rights hereunder shall be subject to any future claw back or similar requirements in favor of FCE established by law or by FCE policy.”

4. TERMINATION BY THE CORPORATION WITHOUT CAUSE. Section 12. d. of the Employment Agreement is amended by adding the following language to the end of the second sentence: “plus payment by the Corporation of Executive’s COBRA premiums for up to twelve (12) months provided Executive elects continuation coverage under COBRA and is not eligible for health coverage under another employer’s plan. The Corporation reserves the right to provide Executive with the cash equivalent of the cost of such COBRA premiums in lieu of making the premium payments.

If Executive’s employment is terminated by the Corporation without cause within the three (3) month period prior to a Change of Control or within the eighteen (18) month period immediately following a Change of Control, the Corporation’s obligation hereunder to pay Executive’s COBRA premiums or cash equivalent in lieu thereof will increase from up to twelve (12) months to up to eighteen (18) months.”

5. BY EXECUTIVE FOLLOWING CHANGE OF CONTROL. Section 12 g. of the Employment Agreement is amended by adding the following language to the end of the second sentence; “, except that the Corporation’s obligation to pay Executive’s COBRA premiums or cash equivalent in lieu thereof will increase from up to twelve (12) months to up to eighteen (18) months.”

This Section 12 g. is further amended by adding the following new paragraph: “For this provision to apply, Executive must provide the above thirty (30) days written notice within the three (3) month period prior to a Change of Control or within the eighteen (18) month period immediately following a Change of Control.”

6. ELIGIBILITY FOR SEVERANCE. The second sentence in Section 12. K. is deleted in its entirely and replaced with the following: “Severance payments shall commence on the 60th day after the date of termination of Executive’s employment with the Corporation so long as on or prior to such date Executive executes and agrees to be bound by a release of all claims, on a form provided by the Corporation, which releases any and all claims that Executive has or might have against the Corporations and which contains terms customary in such agreements on or prior to such date.”

7. RATIFICATION OF AGREEMENT. Except as specifically modified in this Amendment, the Employment Agreement shall be and remain in full force and effect and is hereby ratified by the Parties. To the extent that this Amendment conflicts with any of the provisions of the Employment Agreement, this Amendment shall control and supersede the Employment Agreement with respect to the subject matter hereof.

8. ENTIRE AGREEMENT. This Amendment and the Employment Agreement constitute the entire agreement between the Parties, all oral agreements being merged herein, and supersedes all prior representations.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the day and year first written above.

FuelCell Energy, Inc.

By:	/s/ Darrell Bradford	/s/ Arthur Bottone
	Darrell Bradford	Arthur Bottone
Vice President Human Resources

Date; December 15, 2011		Date; December 19, 2011